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              Washington, D.C.

File No. 037387-0011

 NY\883078.5


May 17, 2004


Infocrossing, Inc.
2 Christie Heights Street
Leonia, NJ 07605

                  Re:  Infocrossing Inc. Registration of
                       3,979,500 Shares of Common Stock, par value $0.01

Ladies and Gentlemen:

         In connection with the registration by Infocrossing, Inc., a Delaware corporation (the "Company"), of 3,979,500 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on April 13, 2004 (the "Registration Statement") for resale by the selling stockholders named therein, you have requested our opinion set forth below. The Shares consist of 2,917,000 shares of Common Stock issued and outstanding as of the date hereof (the "Issued Shares") and 1,062,500 shares of Common Stock (the "Warrant Shares") issuable upon exercise of warrants that were issued by the Company on February 1, 2002 (the "Warrants").

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Issued Shares and the Warrants. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

         Subject to the foregoing, it is our opinion that as of the date hereof:

         1. The Issued Shares have been duly authorized by all necessary corporate action of the Company, have been validly issued and are fully paid and non-assessable.

         2. The Warrant Shares have been duly authorized by all necessary corporate action of the Company and when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Validity of Securities."

                                                     Very truly yours,


                                                     /s/ LATHAM & WATKINS LLP